EXHIBIT 99.3

4100 Hamline Avenue North St. Paul, MN 55112-5798 www.bostonscientific.com

April 2010

Dear Patient:

We want you to know that we have resumed distribution of our COGNIS® cardiac resynchronization therapy defibrillators (CRT-Ds) and TELIGEN® implantable cardioverter defibrillators (ICDs) to hospitals in the United States.  The Company’s decision to stop distribution of its CRT-Ds and ICDs was not related to patient safety or product quality or effectiveness, therefore there is nothing you or your doctor needs to do differently for your implanted device.

What was this situation about?
Boston Scientific voluntarily decided to stop distributing its CRT-D and ICD products on March 15, 2010 and remove them from hospital shelves, after an internal documentation review revealed that we failed to obtain the required clearance from the U.S. Food and Drug Administration (FDA) for two manufacturing changes.  It is important to note that these manufacturing changes were validated and met the stringent requirements of our own internal quality system.  Upon discovering this mistake, we submitted the appropriate documentation to the FDA and have now received the necessary FDA clearance to allow us to resume distribution of our COGNIS and TELIGEN devices, making it possible to once again offer these products for implant.  We are working closely with the FDA on a few additional documentation issues in order to secure clearance that will permit us to return CONFIENT™, LIVIAN™, PRIZM™, RENEWAL®, and VITALITY™ – the earlier generations of Boston Scientific’s CRT-D and ICD products – to market as soon as possible in the United States.  These products may continue to be implanted in geographies outside the United States.

What does this mean to you?
Since the Company’s decision to stop distribution of its CRT-Ds and ICDs was not related to patient safety or product quality or effectiveness, there is nothing you or your doctor needs to do differently for your implanted device. We are not recommending any changes to normal follow-up procedure for patients previously implanted with Boston Scientific CRT-D or ICD devices. There have been no device malfunctions associated with these two filing omissions, nor are any expected in the future.

We apologize for any concern this situation has caused you and your family members. We encourage you to contact your heart doctor or Boston Scientific Patient Services if you have any additional questions. You can reach our Patient Services team by calling 1.866.484.3268 and pressing “2” when prompted.

Sincerely,

Hank Kucheman	Kenneth Stein, M.D.
Group President, Cardiology, Rhythm & Vascular	Chief Medical Officer
Boston Scientific Corporation	Boston Scientific CRM